Exhibit 107

Calculation of Filing Fee Table

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Haoxi Health Technology Limited

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Class A Ordinary Share, $0.0001 par value per share(1)(2)	457(o)	-	-		$14,375,000	0.00014760	$2,121.75
	Equity	Class A Ordinary Share, $0.0001 par value per share, each underlying the Series A Warrants	457(g)	10,469,012	$5.97	(3)	$62,500,000	0.00014760	$9,225.00
	Equity	Class A Ordinary Share, $0.0001 par value per share, each underlying the Series A Warrants	457(g)	1,570,351	$5.97	(5)	$9,374,995	0.00014760	$1,383.75
	Equity	Class A Ordinary Share, $0.0001 par value per share, each underlying the Series B Warrants(4)	457(g)	8,375,209	0.0001		$837.52	0.00014760	$0.12
	Equity	Class A Ordinary Share, $0.0001 par value per share, each underlying the Series B Warrants	457(g)	1,256,281	0.0001	(6)	$125.63	0.00014760	$0.02
Fees Previously Paid	—	—	—	—	—		—	—	—
			Total Offering Amounts				$86,250,958.62		$12,730.64
			Total Fees Previously Paid						$9,077.50
			Total Fee Offsets						$—
			Net Fees Due						$3,653.14

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	The proposed maximum aggregate offering price of the Class A Ordinary Share will be reduced on a dollar-for-dollar basis based on the offering price of any prefunded warrants issued in the offering, and the proposed maximum aggregate offering price of the prefunded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Class A Ordinary Share issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Class A Ordinary Share and prefunded warrants (including the Class A Ordinary Share issuable upon exercise of the prefunded warrants), if any, is $14,375,000.

(3)	Reflects the shares of Class A Ordinary Share that may be issued upon exercise of the Series A Warrants at an initial exercise price of $5.97 per share of Class A Ordinary Share.

(4)	Reflects the shares of Class A Ordinary Share that may be issued upon exercise of the Series B Warrants at an exercise price of $0.0001 per share of Class A Ordinary Share.

(5)	Reflects the shares of Class A Ordinary Share that may be issued upon exercise of the Series A Warrants at an initial exercise price of $5.97 per share of Class A Ordinary Share if the underwriter exercises its over-allotment option.

(6)	Reflects the shares of Class A Ordinary Share that may be issued upon exercise of the Series B Warrants at an exercise price of $0.0001 per share of Class A Ordinary Share if the underwriter exercises its over-allotment option.